UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 8, 2015
M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-12434 (Commission File Number)	31-1210837 (I.R.S. Employer Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio (Address of principal executive offices)	43,219 (Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 8, 2015, Joseph A. Alutto, Ph.D., a member of the Board of Directors (the “Board”) of M/I Homes, Inc. (the “Company”), notified the Company of his intention to retire from the Board effective immediately.
On July 10, 2015, the Company announced that Nancy J. Kramer, Founder and Chairman of Resource/Ammirati, has been elected to the Board effective as of July 8, 2015 to fill the vacancy created by Dr. Alutto’s retirement. Ms. Kramer will serve until the 2017 Annual Meeting of Shareholders and until her successor is duly elected and qualified or until her earlier death, resignation or removal. In connection with her election, the Board determined that Ms. Kramer qualifies as an independent director under the New York Stock Exchange rules and further appointed Ms. Kramer to serve as a member of the Nominating and Governance Committee of the Board. There were no arrangements or understandings between Ms. Kramer and any other persons, pursuant to which Ms. Kramer was selected as a director. No information is required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Kramer will receive the same compensation as the Company’s other non-employee directors as described in the Company’s proxy statement related to the 2015 Annual Meeting of Shareholders.
A copy of the press release announcing Dr. Alutto’s retirement and Ms. Kramer’s election is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
(d)    Exhibits.

Exhibit No.	Description of Document
99.1	Press Release dated July 10, 2015

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 10, 2015
M/I Homes, Inc.
By: /s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller and Chief Accounting Officer

Exhibit Index

Exhibit No.	Description of Document
99.1	Press Release dated July 10, 2015